AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of September 27, 2017 by and among Bazaarvoice, Inc. (the “Company”) and the entities and natural persons set forth in the signature pages hereto (collectively, “Viex”) (each of the Company and Viex, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, Viex is deemed to beneficially own shares of Common Stock of the Company (the “Common Stock”) totaling, in the aggregate, 3,176,509 shares, or approximately 3.7% of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, as of the date hereof, the Company and Viex have determined to come to an agreement to modify the composition of the Board of Directors of the Company and as to certain other matters relating to, among other things, the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”), as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.    Board Matters, Nomination and Election of Directors and Related Agreements.

(a)    Size of the Board. At the 2017 Annual Meeting, one current member of the Company’s Board of Directors (the “Board”) shall resign, effective at the conclusion of the 2017 Annual Meeting, and one current member of the Board shall not stand for reelection. Immediately following the conclusion of the 2017 Annual Meeting, the Board shall take all necessary action to decrease the number of members of the Board so that the size of the Board will be set at seven (7) members.

(b)        Nomination and Election of the New Independent Director. Effective upon the execution of this Agreement, the Company shall increase the number of members of the Board to nine and appoint Craig A. Barbarosh to serve as a Class III director of the Company (the “New Independent Director”) with a term expiring at the 2017 Annual Meeting; it being understood that the Nominating and Governance Committee of the Board and the Board have determined, based on information provided by the New Independent Director, that the New Independent Director has satisfied the following conditions (the “Appointment Conditions”): such person (i) qualifies as “independent” pursuant to the Securities and Exchange Commission (“SEC”) and NASDAQ listing standards (including such standards of independence required for membership on the Compensation Committee of the Board), (ii) has relevant financial and business experience to serve on the Board (including past experience serving on the board of directors of a public company and such experience as to qualify as a “financial expert” on the Audit Committee and a potential chairperson of such committee), (iii) is not an Affiliate or Associate of Viex (as such terms are defined in Section 3 below) and (iv) has satisfied the requirements of Section 2(d) below. So long as Viex continues to beneficially own a “net long position” (as such term is defined in Rule 14e-4 of the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”)) of at least 2% of the Company’s Common Stock (the “Minimum Ownership Threshold”), the Board and the appropriate committee(s) of the Board shall take all necessary actions to nominate the New Independent Director and one incumbent director (the “Incumbent Class III Director” and, together with the New Independent Director, the “2017 Nominees”) for election at the 2017 Annual Meeting for terms expiring at the 2020 annual meeting of stockholders. The Board and the appropriate committee(s) of the Board shall not recommend or nominate any persons other than the 2017 Nominees for election to the Board at the 2017 Annual Meeting. So long as Viex continues to satisfy the Minimum Ownership Threshold, through the Standstill Period (as defined below), the Board and all applicable committees and subcommittees of the Board shall not (i) increase the size of the Board to more than seven (7) directors or (ii) seek to change the classes on which the

Board members serve, in each case without the prior written consent of Viex. In the event the New Independent Director is unable to serve as a director, resigns as a director or is removed during the Standstill Period and Viex continues to satisfy the Minimum Ownership Threshold, Viex shall have the right to recommend a replacement director to the Board, and the Board shall promptly appoint such replacement director to the Board, provided such replacement director satisfies the Appointment Conditions, and such replacement director shall be mutually agreeable to the Company and Viex, in good faith, with the Company’s and Viex’s agreement not to be unreasonably withheld.

(c)        Board Declassification Proposal. Following execution of this Agreement, the Board and the appropriate committee(s) of the Board shall take all necessary actions to amend the certificate of incorporation and bylaws of the Company to declassify the structure of the Board and provide for annual election of all directors beginning at the Company’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”), with such amendments contingent on approval of a proposal at the 2017 Annual Meeting (the “Declassification Proposal”) by the requisite number of the Company’s stockholders required to amend the Company’s certificate of incorporation. Within ten (10) business days of execution of this Agreement, all members of the Board with terms not already expiring at the 2018 Annual Meeting shall submit resignation letters to the Board, conditioned upon approval and effectiveness of the Declassification Proposal and such directors being immediately re-appointed to terms that will expire at the 2018 Annual Meeting (the “Director Resignation Letters”). If the Board does not receive the Director Resignation Letters within the time period provided for in the preceding sentence, Viex’s obligations pursuant to Sections 2 and 3 shall be stayed until such time as all Director Resignation Letters are received.

(d)        Solicitation Efforts. The Company will recommend, support and solicit proxies for (i) the election of the New Independent Director in the same manner as the Incumbent Class III Director at the 2017 Annual Meeting and (ii) approval of the Declassification Proposal.

(e)    Committee Membership. Upon appointment to the Board, the New Independent Director shall be added as a member of the Compensation Committee of the Board. In addition, so long as Viex continues to satisfy the Minimum Ownership Threshold, and conditioned upon the Board determining, in good faith, that the New Independent Director is independent and disinterested for purposes of such committee, the New Independent Director shall be entitled to be a member of any special or ad hoc committee of the Board.

(f)        Director Compensation. Promptly following the execution of this Agreement, the Compensation Committee of the Board will take appropriate action to adjust the compensation arrangements for directors so that future initial equity awards and annual equity awards for directors are each valued at $100,000.

Section 2.    Additional Agreements.

(a)        Viex agrees that it will cause its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(b)        Except as otherwise permitted by this Agreement in Section 1 hereof, upon execution of this Agreement, Viex hereby agrees that it will not, and that it will not permit any of its controlled Affiliates or Associates to, (1) nominate or recommend for nomination any person for election at the 2017 Annual Meeting, directly or indirectly, (2) submit any proposal for consideration at, or bring any other business before, the 2017 Annual Meeting, directly or indirectly, or (3) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2017 Annual Meeting, directly or indirectly. Viex shall not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 2(b).

(c)        Viex agrees that it will appear in person or by proxy at the 2017 Annual Meeting and vote all shares of Common Stock of the Company beneficially owned by Viex at the meeting (u) in favor of the election of the 2017 Nominees, (v) in favor of the Declassification Proposal, and (w) in favor of the ratification of the appointment of

PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending April 30, 2018.

(d)        The New Independent Director has submitted to the Company a fully completed copy of the Company’s standard director & officer questionnaire and shall complete and execute other reasonable and customary director onboarding documentation and agreements required by the Company in connection with the appointment or election of new Board members.

Section 3.    Standstill Provisions.

(a)        Viex agrees that from the date of this Agreement until the date that is ten (10) business days prior to the deadline for the submission of stockholder proposals for the 2018 Annual Meeting pursuant to the Bylaws of the Company in effect on the date hereof (the “Standstill Period”), neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:

(i)    purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership or any other ownership interest of any Common Stock or other securities issued by the Company, or any securities convertible into or exchangeable for Common Stock, such that Viex, together with its Affiliates and Associates (as defined in Section 3(a)) would, in the aggregate, beneficially own a number of shares in excess of 10.00% of the then outstanding shares of Common Stock;

(ii)    (A) engage in or encourage any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders) with respect to securities of the Company or any other matter or proposal (including any shareholder proposal), (B) seek to advise, encourage or influence any person with respect to the voting or disposition of any securities of the Company, or (C) initiate, encourage or participate, directly or indirectly, in any “vote no,” “withhold” or similar campaign;

(iii)    form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Viex to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iv)    deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Viex and otherwise in accordance with this Agreement;

(v)    seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors;

(vi)    (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, amalgamation, recapitalization, restructuring, disposition, distribution, spin-off, asset sale, joint venture or other business combination involving the Company (an “Extraordinary Transaction”), or encourage, initiate, solicit or support any other third party with respect to any of the foregoing, (C) make any public communication in opposition to any Extraordinary Transaction approved by the Board or with respect to any proposed or potential Extraordinary Transaction prior to such proposed or potential Extraordinary Transaction becoming public, (D) call or seek to call a special meeting of stockholders or encourage any third party to call a special meeting of stockholders or (E) make a request for any stockholder lists or other similar Company records;

(vii)    seek, alone or in concert with others, election or appointment to, or representation on, the Board, except as specifically permitted in this Agreement;

(viii)    seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 3;

(ix)    make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party; or

(x)    disclose, or take any action with respect to, any intention, plan or arrangement inconsistent with any provision of this Section 3.

Section 4.    Representations and Warranties of the Company.

The Company represents and warrants to Viex that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

Section 5.    Representations and Warranties of Viex.

Viex represents and warrants to the Company that (a) the authorized signatory of Viex set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Viex thereto, (b) this Agreement has been duly authorized, executed and delivered by Viex, and is a valid and binding obligation of Viex, enforceable against Viex in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Viex as currently in effect, (d) the execution, delivery and performance of this Agreement by Viex does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to Viex, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Viex is deemed to beneficially own in the aggregate 3,176,509 shares of the Common Stock issued and outstanding on the date hereof, (f) except as disclosed herein, as of the date hereof, Viex does not currently have, and does not currently have any right to acquire or any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement) and (g) Viex will not, directly or indirectly, compensate or agree to compensate the New Independent Director for his or her respective service as a nominee or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities.

Section 6.    Public Disclosure.

Other than as set forth herein, no Party will issue a press release or make any public statement concerning this Agreement or the appointment of the New Independent Director. Following execution of this Agreement, the Company will promptly prepare and file a Current Report on Form 8-K (the “Form 8-K”) with the SEC reporting the entry into this Agreement. All disclosure in the Form 8-K will be consistent with this Agreement. The Company will provide Viex and its counsel with a reasonable opportunity to review and comment upon the Form 8-K prior to filing, and will consider in good faith any changes proposed by Viex or its counsel. During the Standstill Period, neither the Company nor Viex shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Form 8-K, except as required by law or the rules of any stock exchange (and, in any event, each Party will provide the other Party, prior to making any such public announcement or statement, a reasonable opportunity to review and comment on such disclosure, to the extent reasonably practicable under the circumstances, and each Party will consider in good faith any comments from the other Party) or with the prior written consent of the other Party, and otherwise in accordance with this Agreement.

Section 7.    Expenses.

Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall reimburse Viex for reasonable and documented out of pocket fees and expenses actually incurred in connection with the 2017 Annual Meeting and the negotiation and execution of this Agreement prior to or on the date hereof in an amount not to exceed $100,000 within ten (10) business days from receipt of such documentation, which documentation must be provided to the Company no later than October 16, 2017.

Section 8.    Specific Performance.

Each of the members of Viex, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Viex (or any of the entities and natural persons listed in the signature pages hereto), on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 8 is not the exclusive remedy for any violation of this Agreement.

Section 9.    Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

Section 10.    Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Bazaarvoice, Inc.
10901 South Stonelake Blvd.
Austin, Texas 78759
Attention: Kin Gill, Chief Legal Officer, General Counsel and Secretary
Email: Kin.Gill@bazaarvoice.com

With copies (which shall not constitute notice) to:

DLA Piper LLP (US)
401 Congress Ave., Suite 2500
Austin, Texas 78701
Attention: John J. Gilluly
Facsimile: (512) 721-2290

If to Viex or any member thereof:

Viex Capital Advisors, LLC
825 Third Avenue, 33rd Floor
New York, New York 10022
Attention: Eric Singer
Telephone: (212) 752-5750
Email: singer@viexcapital.com

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Steve Wolosky
Telephone: (212) 451-2333
Facsimile: (212) 451-222
Email: swolosky@olshanlaw.com

Section 11.    Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 12.    Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

Section 13.    Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander the other Parties or such other Parties’ subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Parties, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives. This Section shall not limit the ability of any director of the Company to act in accordance with his or her fiduciary duties or otherwise in accordance with applicable law. Notwithstanding the foregoing, nothing in this Section 13 shall be deemed to prevent any Party from complying with a request for information from any governmental authority with jurisdiction over the Party from whom information is sought, provided that, solely in the case of any disclosure that is proposed or required to appear in any required disclosure relating thereto, such Party must provide written notice, to the extent legally permissible and practicable under the circumstances, to the other Party prior to making any such public disclosure and reasonably consider any comments of such other Party.

Section 14.    Confidentiality.

Viex (with respect to itself and its Affiliates and Associates) hereby agrees that it shall, without the prior written consent of the Company, for any reason divulge to any third-party or use for his, her or its own benefit, or for any purpose other than the exclusive benefit of the Company, any information that would reasonably be deemed to be confidential information of the Company or its Affiliates, including any confidential information of a third party made available to the Company or its Affiliates. Notwithstanding the foregoing, if Viex is compelled to disclose such confidential information by court order or other legal process, to the extent permitted by applicable law and practicable, Viex shall promptly so notify the Company so that the Company, at the Company’s sole expense, may seek a protective order or other assurance that confidential treatment of such confidential information shall be afforded, and Viex shall reasonably cooperate with the Company in connection therewith. If Viex is so obligated by court order or other legal process to disclose any such confidential information, Viex will disclose only the minimum amount of such confidential information as is necessary for it to comply with such court order or other legal process.

Section 15.    Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement contains the entire understanding of the Parties hereto with respect to this subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Viex. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of Viex, the prior written consent of the Company, and with respect to the Company, the prior written consent of Viex. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

BAZAARVOICE, INC.

By:    /s/ Gene Austin______________
Name:     Gene Austin
Title:     Chief Executive Officer & Director

VIEX OPPORTUNITIES FUND, LP - SERIES ONE

By:    VIEX GP, LLC, General Partner

By:     /s/ Eric Singer_______________
Name:     Eric Singer
Title:     Managing Member

VIEX GP, LLC

By:    /s/ Eric Singer_______________
Name:     Eric Singer
Title:     Managing Member

VIEX CAPITAL ADVISORS, LLC

By:    /s/ Eric Singer_______________
Name:     Eric Singer
Title:     Managing Member

/s/ Eric Singer_______________
Eric Singer

EXHIBIT A

Viex Opportunities Fund, LP - Series One
Viex Opportunities Fund, LP - Series Two
Viex Special Opportunities Fund II, LP
Viex Special Opportunities Fund III, LP
Viex GP, LLC
Viex Special Opportunities GP II, LLC
Viex Special Opportunities GP III, LLC
Viex Capital Advisors, LLC
Eric Singer